                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549


                                 ____________


                                 SCHEDULE 13G
                                (RULE 13D-102)


            INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                            K&G Men's Center, Inc.
            ------------------------------------------------------
                               (Name of Issuer)


                    Common Stock, $.01 par value per share
            ------------------------------------------------------
                        (Title of Class of Securities)


                                   482245107
            ------------------------------------------------------
                                (CUSIP Number)



                        (Continued on following pages.)

                              (Page 1 of 5 Pages)
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-------------------------------------------------------------------------------

-----------------------                                  ----------------------
  CUSIP NO. 482245107                   13G                PAGE 2 OF 5 PAGES
-----------------------                                  ----------------------

-------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. Identification No. of Above Person

       W. PAUL RUBEN

-------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

-------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
       UNITED STATES OF AMERICA

-------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF             709,494

      SHARES       ------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                           N/A
     OWNED BY
                   ------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING              709,494

      PERSON       ------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                           N/A
-------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
       709,494

-------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


-------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
       10.5%

-------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
       IN

-------------------------------------------------------------------------------

                              (Page 2 of 5 pages)
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ITEM 1(A).   NAME OF ISSUER:

             K&G Men's Center, Inc.

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             1750-A Ellsworth Industrial Boulevard
             Atlanta, Georgia 30318

ITEM 2(A).   NAME OF PERSON FILING: W. PAUL RUBEN

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             1750-A Ellsworth Industrial Boulevard
             Atlanta, Georgia  30318

ITEM 2(C).   CITIZENSHIP:  United States of America

ITEM 2(D). TITLE OF CLASS OF SECURITIES: Common Stock, $.01 par value per share

ITEM 2(E).   CUSIP NUMBER:  482245107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

             (a) [_] Broker or dealer registered under Section 15 of the Act,

             (b)    [_] Bank as defined in Section 3(a)(6) of the Act,

             (c)    [_] Insurance Company as defined in Section 3(a)(19) of the
                    Act,

             (d) [_] Investment Company registered under Section 8 of the Investment Company Act,

             (e) [_] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

             (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

             (g) [_] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see Item 7,

             (h)    [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4.      OWNERSHIP.

             (a)  Amount beneficially owned: 709,494 shares

             (b)  Percent of class: 10.5%

                              (Page 3 of 5 pages)

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             (c)  Number of shares as to which such person has:

                       (i) Sole power to vote or to direct the vote: 709,494 shares

                       (ii)  Shared power to vote or to direct the vote: 0

                       (iii) Sole power to dispose or to direct the disposition
                             of: 709,494 shares

                       (iv) Shared power to dispose or to direct the disposition of: 0

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             Not Applicable.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             Not Applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not Applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             Not Applicable.

ITEM 10.     CERTIFICATION.

             Not Applicable.

                    [Signature appears on following page.]

                              (Page 4 of 5 pages)

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   February 13, 1997
                                   ---------------------------------
                                                   (Date)

                                   /s/ W. Paul Ruben
                                   ---------------------------------
                                               W. Paul Ruben
                                          Secretary and Director
                                          K&G Men's Center, Inc.

                               Page 5 of 5 pages